Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended June 30,
	2006		2005
Earnings available to cover fixed charges:
Income from continuing operations	$36,000		$10,116
Interest expense	19,680		18,378
Minority interest convertible into Common Stock	491		510

Earnings available to cover net fixed charges	$56,171		$29,004

Fixed charges:
Interest expense	$19,680		$18,378
Interest capitalized	4,120		2,887

Fixed charges	$23,800		$21,265
Preferred stock dividends	4,468		4,468

Fixed charges and preferred stock dividends	$28,268		$25,733

Earnings available to cover fixed charges	$56,171		$29,004
Divided by fixed charges	$23,800		$21,265

Ratio of earnings to fixed charges	2.4	x	1.4	x

Earnings available to cover fixed charges	$56,171		$29,004
Divided by fixed charges and preferred stock dividends	$28,268		$25,733

Ratio of earnings to combined fixed charges and preferred stock dividends	2.0	x	1.1	x

Exhibit 12

(continued)

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Six Months Ended June 30,
	2006		2005
Earnings available to cover fixed charges:
Income from continuing operations	$44,676		$18,333
Interest expense	40,470		36,437
Minority interest convertible into Common Stock	994		1,019

Earnings available to cover net fixed charges	$86,140		$55,789

Fixed charges:
Interest expense	$40,470		$36,437
Interest capitalized	7,781		4,889

Fixed charges	$48,251		$41,326
Preferred stock dividends	8,936		8,936

Fixed charges and preferred stock dividends	$57,187		$50,262

Earnings available to cover fixed charges	$86,140		$55,789
Divided by fixed charges	$48,251		$41,326

Ratio of earnings to fixed charges	1.8	x	1.3	x

Earnings available to cover fixed charges	$86,140		$55,789
Divided by fixed charges and preferred stock dividends	$57,187		$50,262

Ratio of earnings to combined fixed charges and preferred stock dividends	1.5	x	1.1	x